Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Thermadyne Holdings Corporation:
We consent to the incorporation by reference in the registration statement (i) on Form S-8 (No. 333-126216) pertaining to the 2005 Employee Stock Purchase Plan, (ii) on Form S-8 (No. 333-118718) pertaining to the 2004 Non-Employee Directors’ Stock Option Plan, 2004 Stock Incentive Plan, Non-Employee Directors’ Deferred Stock Compensation Plan, and Individual Stock Option Agreements of Thermadyne Holdings Corporation, and (iii) Form S-3 (No. 333-153285) pertaining to the authorizing of additional shares our reports dated March 8, 2010, with respect to the consolidated balance sheets of Thermadyne Holdings Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009.
As discussed in note 2 to the consolidated financial statements, effective as of January 1, 2009 the Company adopted Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”.
/s/ KPMG LLP
St. Louis, Missouri
March 8, 2010